C-Chip Technologies enters into negotiation with major US distributor serving the automotive market

April 9, 2003 - C-Chip Technologies Corporation (OTCBB: CCHI) wishes to announce that it is in the last stage of negotiation with a major US distributor to sell and market a credit management solution to the Buy-Here Pay-Here (BHPH) community which represents approximately 6,000 auto dealers in the US, accounting for about 3 million used car transactions per year.

The agreement to be concluded will involve the nationwide distribution of C-Chip's credit management solution that will offer the credit grantor, using a simple web-based application, complete control over all vehicles leased or financed in which C-Chip's solution would have been embedded. Based on a new patent-pending web-based wireless communications set of tools, C-Chip's credit management solution offers complete remote control and access over targeted vehicles from anywhere in the world to virtually anywhere in North America. C-Chip's solution for the automotive market is priced competitively and does not have fixed monthly network fees; all services are accessible on a pay-per-use basis.

Stephane Solis, President & CEO, said: "After years and millions invested to develop the C-Chip™ technology, I'm very pleased to see that the credit management solution that we have designed for the automotive market is attracting the interest of the BHPH community in the US. This a prime market for our technology and this distribution agreement is our first step in building a strong distribution network for the US market. Once in place, our goal is to rapidly capture about 10%, or 300,000 units, of the addressable BHPH market in the US. With a product that is cost-effective, very easy to use and that can reduce payment delinquency by as much as 90%, I believe our market goal to be quite conservative."

Current estimates suggest that 20 to 30 percent of North America's consumers do not meet conventional bank credit requirement. Based on about 20 million new vehicles sales and approximately 30 million used vehicle sales annually in North America, this means over 9 million units are purchased by non-bank or sub-prime customers. As consumer bankruptcies, mobility among the workforce, divorce and layoffs increase with prime lenders tightening credit criteria, the sub-prime market is expanding. Within this environment, C-Chip levels the playing field for all, offering credit grantors cost-effective solutions to control and protect assets in the hands of sub-prime customers, through the ability of denying service in case of non-payment.

About C-Chip Technologies Corporation
C-Chip Technologies Corporation is centering market penetration of the C-Chip™ on three specific applications; credit, security and pay-per-use management solutions for vehicles, business machines, industrial machinery and different consumer electronic products. The Company's goal is to be recognized as a leading provider of security and credit management solutions for insurance companies, lending institutions and leasing companies in the automotive market, business machine and equipment sector. Our initial marketing thrust is in North America where vehicle theft and defaulting loans are currently having a significant economic impact.

About the C-Chip™ technologyTechnology

The C-Chip™ is a new patent-pending, web-based wireless set of tools that offers complete remote control over targeted equipment and services. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America, at this time. Applications for the C-Chip™ technology in credit risk, security and pay-per-use management solutions offer practically unlimited opportunities for growth worldwide. Detailed information on the technology and its applications is available on our web-site at www.cchiptech.com.

Contact: Stephane Solis, President & CEO, 514-337-2447, ssolis@cchiptech.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.